SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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OVERSEAS SHIPHOLDING GROUP, INC.

511 FIFTH AVENUE, NEW YORK, N.Y. 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2002

TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:

The Annual Meeting of Stockholders of Overseas Shipholding Group, Inc. will be held at J.P. Morgan Chase & Co., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on Wednesday, June 5, 2002, at 2:30 o'clock P.M. for the following purposes:

(l) To elect eleven directors, each for a term of one year;

(2) To consider and act upon a proposal to ratify the appointment of Ernst & Young     LLP as independent auditors for the year 2002; and

(3) To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on April 16, 2002 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation's offices, 511 Fifth Avenue, New York, N.Y.

Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation's receipt of your proxy will not affect in any way your right to vote in person.

By order of the Board of Directors,
ROBERT N. COWEN
Senior Vice President,
Chief Operating Officer
& Secretary

New York, N.Y.
April 30, 2002

IMPORTANT
PLEASE SIGN, DATE AND PROMPTLY RETURN THE
ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

OVERSEAS SHIPHOLDING GROUP, INC.
511 Fifth Avenue, New York, N.Y. 10017

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on June 5, 2002. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

Only stockholders of record at the close of business on April 16, 2002 will be entitled to vote at the annual meeting. The Corporation has one class of voting securities, its Common Stock, of which 34,382,777 shares were outstanding on said record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about April 30, 2002.

ELECTION OF DIRECTORS

The eleven nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, are listed below. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

The table below sets forth information as to each nominee, and includes the amount and percentage of the Corporation's Common Stock of which each nominee, and all directors and executive officers as a group, were the "beneficial owners" (as defined in regulations of the Securities and Exchange Commission) on April 16, 2002, all as reported to the Corporation. In accordance with SEC regulations, the table includes, in the case of certain of the directors, shares owned by entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.

Name and Age	Principal Occupation	Served as Director Since	Shares of Common Stock Beneficially Owned (a)	Percentage of Common Stock Beneficially Owned
Oudi Recanati, 52................................	Chairman, Discount Bank and Trust Company.	1996	5,686,050(b)(j)	16.5%
Morton P. Hyman, 66..........................	Chairman, President and Chief Executive Officer of the Corporation.	1969	968,520(c)	2.8%
Robert N. Cowen, 53...........................	Senior Vice President, Chief Operating Officer and Secretary of the Corporation.	1993	155,500(d)	0.5%
Ariel Recanati, 38...............................	Senior Vice President and Chief Strategic and Planning Officer of the Corporation.	1999	4,118,427(e)(j)	11.9%
Alan R. Batkin, 57..............................	Vice Chairman of Kissinger Associates, Inc., geopolitical consulting firm.	1999	7,000(f)	-
Charles A. Fribourg, 45......................	Directeur General, Finagrain S.A., agribusiness investment holding company and a subsidiary of ContiGroup Companies, Inc.	2000	150,244(g)	0.4%
William L. Frost, 75...........................	President, Lucius N. Littauer Foundation.	1989	12,500(h)(i)	-
Stanley Komaroff, 67.........................	Senior Partner, law firm of Proskauer Rose LLP, the Corporation's counsel.	1993	9,529(h)	-
Solomon N. Merkin, 45......................	Vice President, Leib Merkin, Inc., private investment company.	1989	28,500(h)(k)	0.1%
Joel I. Picket, 63.................................	Chairman of the Board and Chief Executive Officer, Gotham Organization Inc., real estate, construction and development.	1989	8,700(h)	-
Michael J. Zimmerman, 51..................	Executive Vice President and Chief Financial Officer, ContiGroup Companies, Inc., diversified agribusiness and finance.	2000	12,000(g)	-
All directors and executive officers as a group...............................................			7,467,281(l)	20.9%

(a)

Includes the shares of Common Stock issuable within 60 days of April 16, 2002 upon the exercise of all options owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(b)

Includes 3,744,747 shares, which Mr. Oudi Recanati may be deemed to share the power to vote under a stockholders agreement, dated as of November 24, 1999 among members of the Recanati family (the "Stockholders Agreement") (Mr. Oudi Recanati may be deemed to share the power to dispose of only 3,219,778 of these shares.); 205,000 shares, which he may be deemed to share the power to vote and dispose of by virtue of his positions as an officer and director of the Recanati Foundation; and 1,726,803 shares he may be deemed to share the power to vote and dispose of by virtue of his positions with, and interests in, Recanati family companies. Also includes 1,000 shares owned by Mr. Oudi Recanati directly and 8,500 shares issuable upon the exercise of stock options granted under the Company's Non-Employee Directors Stock Option Plan. Mr. Oudi Recanati has a 12.5% partnership interest in OSG Holdings which beneficially owns 2,986,416 shares. See "Information as to Stock Ownership."

(c)

Includes 205,000 shares, which Mr. Hyman may be deemed to share the power to vote and dispose by virtue of his positions as an officer and director of the Recanati Foundation; and 466,667 shares issuable upon the exercise of stock options. In addition, Mr. Hyman is a 0.4% partner in OSG Holdings. Excludes 280 shares owned by Mr. Hyman's wife and 4,000 shares held by his wife as custodian under the New York Uniform Gift to Minors Act, as to which Mr. Hyman disclaims beneficial ownership.

(d)	Includes 150,000 shares of Common Stock issuable upon exercise of stock options.

(e)

Includes 3,744,747 as to which Mr. Ariel Recanati may be deemed to share the power to vote pursuant to the Stockholders Agreement (He may be deemed to share the power to dispose of only 3,219,778 of these shares.); and 205,000 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation. Also includes 168,680 shares issuable upon exercise of stock options.

(f)	Includes 6,000 shares of Common Stock issuable upon exercise of stock options.

(g)	Includes 5,000 shares of Common Stock issuable upon exercise of stock options.

(h)	Includes 8,500 shares of Common Stock issuable upon exercise of stock options.

(i)	Excludes 400 shares owned by Mr. Frost's wife, beneficial ownership of which is disclaimed by him.

(j)	Mr. Oudi Recanati is the first cousin of Mr. Ariel Recanati.

(k)	Mr. Merkin is a 1.6% partner in OSG Holdings.

(l)	Includes 1,307,783 shares of Common Stock issuable upon exercise of stock options. See Notes (b) through (h) above.

Each director has been principally engaged in his present employment for the past five years, except: Mr. Oudi Recanati, who has served as Chairman of Discount Bank and Trust Company since 1999 and who, until April 1, 2001, was Co-Chairman (from 1999) and Co-Chief Executive Officer (from 1996) of IDB Holding Corporation Ltd., engaged in investment and finance, and who, for more than five years prior to 1998, was Chairman of the Board of Y.L.R. Capital Markets Ltd., engaged in investment banking; Mr. Hyman, who assumed the additional title of Chairman of the Corporation in 2000; Mr. Cowen, who assumed the additional title of Chief Operating Officer of the Corporation in 1999 and who also served for more than five years prior to year end 2001 as a director and senior officer of Overseas Discount Corporation, a private company engaged in finance and investment; Mr. Ariel Recanati, who has served as Senior Vice President since 1998 and as a senior officer for more than five years prior to 1998 of the company that managed the Corporation's fleet until 1998; Mr. Fribourg, who has served as Directeur General of Finagrain S.A. since 1999 and served as Senior Vice President and General Manager of the South American Division of Continental Grain Company (now known as ContiGroup Companies, Inc.) from 1994 through 1999; Mr. Picket, who served as President of Gotham Organization Inc. for more than five years prior to 1999; and Mr. Zimmerman, who has served as Executive Vice President and Chief Financial Officer of ContiGroup Companies, Inc. since 1999 and who served as Senior Vice President-Investment and Strategy of Continental Grain Company from 1996 through 1999.

Mr. Oudi Recanati is a director of IDB Holding Corporation Ltd. Mr. Batkin is a director of Diamond Offshore Drilling, Inc., Hasbro, Inc. and Schweitzer-Mauduit International, Inc. Mr. Zimmerman is a director of Premium Standard Farms, Inc.

If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of a substitute nominee designated by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.

COMPENSATION AND CERTAIN TRANSACTIONS

The following Summary Compensation Table includes individual compensation information for services in all capacities to the Corporation and its subsidiaries during the years ended December 31, 2001, 2000 and 1999 by the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation serving during fiscal 2001 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus (1)	All Other Compensation
Morton P. Hyman................................................. Chairman, President and Chief Executive Officer	2001	$1,200,000	$ 525,000	$32,917 (2)
	2000	1,200,000	1,450,000	27,991
	1999	1,050,000	-	25,520

Robert N. Cowen ................................................. Senior Vice President, Chief Operating Officer and Secretary	2001	519,600	227,325	14,321 (2)
	2000	519,600	444,850	11,771
	1999	444,600	-	12,485

Myles R. Itkin...................................................... Senior Vice President, Chief Financial Officer and Treasurer	2001	605,000	264,688	58,562 (3)
	2000	605,000	476,875	11,801
	1999	530,000	-	12,515

Robert E. Johnston.............................................. Senior Vice President and Chief Commercial Officer	2001	575,000	251,563	274,262 (3)
	2000	575,000	465,625	11,856
	1999	500,000	-	12,570

Ariel Recanati...................................................... Senior Vice President and Chief Strategic and Planning Officer	2001	500,000	218,750	142,517 (3)
	2000	500,000	437,500	11,121
	1999	425,000	-	11,835

___________________________

(1) For 2001, consists of bonuses under the Corporation's Incentive Compensation Plan for 2001.

(2) For Messrs. Hyman and Cowen consists of matching contributions by the Corporation under its Savings Plan in the amount of $10,200, and the cost of term life insurance in the respective amounts of $22,717 and $4,121.

(3) For Messrs. Itkin, Johnston and Recanati, consists of matching contributions by the Corporation under its Savings Plan in the amount of $10,200, the cost of term life insurance in the respective amount of $4,151, $4,206 and $3,471 and respective payments for accrued but unused vacation time (in accordance with a policy to terminate such accruals) of $44,211, $259,856 and $128,846.

The Corporation has agreements in effect until October 2002 with Messrs. Hyman, Cowen, Itkin, Johnston and Recanati providing that in the event of a "change of control" of the Corporation, as defined in the agreements, each of the executives will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) for periods ranging up to two years after the change of control or upon termination of his employment by the Corporation without cause or by the executive with good reason within 120 days prior to the change of control. Upon any such termination, the executive will be entitled to payment of three times (for Messrs. Hyman and Cowen) or two times (for Messrs. Itkin, Johnston and Recanati) his highest annual salary plus target annual incentive compensation in effect within 121 days prior to or at any time after the change of control, three years (for Messrs. Hyman and Cowen) or two years (for Messrs. Itkin, Johnston and Recanati) of additional service and compensation credit at that compensation level for pension purposes and for purposes of the Corporation's supplemental employee retirement benefit plans (see "Pension Plan" below) and three years (for Messrs. Hyman and Cowen) or two years (for Messrs. Itkin, Johnston and Recanati) of continued coverage for the executive and his dependents under the Corporation's health plan and for the executive under the Corporation's life insurance plan. If and to the extent these payments and benefits, and any other amounts paid to either Mr. Hyman or Mr. Cowen as a result of a change of control, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the excess parachute payments are subject to excise tax (and are not deductible to the Corporation); in that event the Corporation has agreed to pay Messrs. Hyman and Cowen an additional amount so that the net amount retained by each of them, after payment of such excise tax and of other applicable taxes on the additional amount, will equal the full amount to which each would be entitled in the absence of such excise tax. To the extent that payments, benefits and other amounts received by Messrs. Itkin, Johnston and Recanati as a result of a change of control would be subject to excise tax, the amounts to be paid to Messrs. Itkin, Johnston and Recanati under the terms of the agreements will be reduced such that no excise tax will apply.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

The following table sets forth, for each of the Named Executive Officers, information regarding the value of unexercised options at the end of fiscal 2001. No options were granted to, or were exercised by, the Named Executive Officers in fiscal 2001.

	Number of Securities Underlying Unexercised Options at December 31, 2001	Value of Unexercised In-the-Money Options at December 31, 2001 (1)

Name	Exercisable/Unexercisable	Exercisable/Unexercisable
Morton P. Hyman ...........................	316,667 / 233,333	$2,839,583 / $1,979,167
Robert N. Cowen ............................	100,000 / 80,000	891,250 / 672,500
Myles R. Itkin .................................	110,000 / 100,000	1,036,250 / 872,500
Robert E. Johnston...........................	112,000 / 80,000	993,250 / 672,500
Ariel Recanati..................................	107,360 / 102,640	760,230 / 740,420

(1) Reflects market value of underlying shares of the Corporation's Common Stock on December 31, 2001 of    $22.50 minus the exercise price multiplied by the number of shares underlying the in-the-money options.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the published Standard and Poor's 500 Index and the Dow Jones U.S. Marine Transport Index for the five years ended December 31, 2001.

STOCK PERFORMANCE GRAPH
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
THE CORPORATION, S&P 500 INDEX, DOW JONES U.S. MARINE TRANSPORT INDEX

PERIOD	CORPORATION	S&P 500 INDEX	DOW JONES U.S. MARINE TRANSPORT INDEX
12/31/96	100.00	100.00	100.00
12/31/97	132.10	133.36	116.26
12/31/98	100.32	171.48	67.69
12/31/99	96.81	207.56	95.65
12/31/00	154.15	188.66	118.74
12/31/01	154.62	166.24	121.63

_____________________

* Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Corporation's Stockholder Return Performance Presentation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act").

PENSION PLAN

The Corporation through OSG Ship Management, Inc., its wholly-owned subsidiary, maintains a pension plan (the "Pension Plan") which provides employees with annual retirement benefits based upon age, credited service and average compensation (comprised of salaries, bonuses and incentive compensation) for the highest five successive years of the last ten years prior to retirement. The Pension Plan is non-contributory by the employee, and the contributions to the Pension Plan are determined on an actuarial basis without individual allocation.

The annual pension payable to any employee under the Pension Plan may not exceed the limitations imposed for qualified plans under Federal law. However, under supplemental retirement plans the Named Executive Officers will be entitled to the additional benefits that would have been payable to them under the Pension Plan in the absence of such limitations. Payments under the supplemental retirement plans will be accelerated upon a "change of control" as defined therein.

The following table sets forth the estimated annual pensions payable under the Pension Plan and the supplemental retirement plans (subject to reduction on an actuarial basis where survivorship benefits are provided), upon normal retirement, to employees at various compensation levels and in representative years-of-service classifications, calculated before application of the Social Security offset provided for in the Pension Plan:

	Years of Credited Service
Average Compensation	10 years	15 years	20 years	25 years	30 years	35 years	40 years
$ 400,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000
500,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	90,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	105,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	120,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	135,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	150,000	225,000	300,000	375,000	450,000	525,000	600,000
1,200,000	180,000	270,000	360,000	450,000	540,000	630,000	720,000
1,500,000	225,000	337,500	450,000	562,500	675,000	787,500	900,000

______________________

The respective number of years of credited service under the Pension Plan of the Named Executive Officers are as follows: Morton P. Hyman-42 years; Robert N. Cowen-22 years; Myles R. Itkin-7 years; Robert E. Johnston-32 years; and Ariel Recanati-13 years. When Mr. Hyman reached the maximum of 40 years of credited service under the Pension Plan, Mr. Hyman's supplemental pension plan was amended to provide that for each December 31st in the three year period ending on December 31, 2002 during which Mr. Hyman remains employed by the Corporation, the percentage of Mr. Hyman's final average compensation used in calculating his additional annual benefit will increase by 5% up to a maximum increase of 15% for the three year period.

COMPENSATION OF DIRECTORS

The independent non-employee directors of the Corporation receive a director's fee of $15,000 per year, payable quarterly, and a fee of $1,000 for each meeting of the Board of Directors they attend. In addition, under the 1999 Non-Employee Director Stock Option Plan each non-employee director is granted an option to purchase 7,500 shares of Common Stock upon his becoming a director (for those directors who held office when the Plan was adopted, such option was granted at the inception of the Plan). The options are granted at the fair market value of the Common Stock on the date of grant and become exercisable in three equal annual installments commencing one year after the date of the option grant. The Plan also provides for an annual grant of an option to purchase 1,000 shares of Common Stock to each continuing non-employee director following the annual stockholders meeting at the fair market value of the Common Stock on the date of grant, exercisable commencing one year after such date.

Pursuant to the Plan, on July 3, 2001, all non-employee directors were each granted an option to purchase 1,000 shares of Common Stock at $29.67 per share.

EXECUTIVE COMPENSATION
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
AND THE 1998 STOCK OPTION PLAN COMMITTEE

In accordance with rules of the SEC, the Report on Executive Compensation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

The Executive Compensation Committee (the "Committee") of the Board of Directors reviews and determines compensation for members of senior management. It is composed of two non-employee directors of the Corporation: Oudi Recanati and Charles A. Fribourg. The Committee's compensation policies are designed to promote the following objectives:

  to attract and motivate talented executives, and to encourage their long term tenure with the Corporation to compensate executives based upon the value of their individual contributions in achieving corporate goals and objectives to motivate executives to maximize shareholder values

In setting annual compensation levels, the Committee takes into account year-to-year comparisons of financial performance, as well as many other factors. Because the Corporation's results over a short term period are significantly affected by bulk shipping market dynamics beyond the Corporation's control, financial results attributable solely to rate changes are not the key element in determining compensation. Instead, the Committee considers management's initiatives in enhancing the Corporation's financial results in all rate environments and in achieving other corporate objectives. In 2001 these objectives included: establishing and expanding upon strategic alliances and commercial relationships with key customers as well as other shipowners; reducing costs and improving operating efficiencies, consistent with the Corporation's high standards of safety and concern for the protection of the environment; improving the financial strength and flexibility of the Corporation; and developing and implementing long term strategic planning for the Corporation's bulk shipping business as well as implementing fleet renewals and disposals consistent with such planning.

In addition to base salary, the Corporation has adopted an Incentive Compensation Plan designed to reward employees at all levels for their performance as measured against individual goals. The Plan provides for significant enhancement of cash awards based on the Corporation's financial performance in attaining earnings thresholds established at the beginning of each year. The Committee believes that the Plan is an appropriate and effective means of motivating employees to help achieve the Corporation's key financial and operating objectives.

In setting executive compensation for 2001, the Committee noted that the Corporation achieved record earnings of $101.4 million. While such earnings reflected the high time charter equivalent revenue in all tanker segments in which the Corporation operates during the first half of 2001, the Committee believes that such record results also reflected in large part management's success in its ongoing program to reduce costs and increase efficiency. During the year, the Corporation restructured and integrated its shipboard and shoreside systems, enabling the Corporation to improve the service offered to customers and to reduce overhead and vessel operating costs. Total shore staff was reduced 37% to 129 with staff in the New York headquarters reduced 62% to 62 in connection with the transfer of administrative functions and technical management of the international flag fleet to the Corporation's subsidiary in Newcastle, United Kingdom. Since 1998, the Corporation's quality and efficiency programs have generated $60 million in aggregate annualized savings, including $20 million attributable to the initiatives in 2001 that will be fully reflected in the Corporation's financial results for 2002.

Management was instrumental in advancing the development and implementation of commercial alliances which have substantially enhanced the earnings of the Corporation's international fleet. The Corporation was a founding member of the Tankers International ("Tankers") pool of modern Very Large Crude Carriers ("VLCCs"), which commenced operations in February 2000. The Tankers pool has been able to improve vessel utilization and profitability through the size and scope of pool operations and the resulting ability to obtain backhaul cargoes and achieve scheduling efficiencies. During 2001, the Corporation and PDV Marina amended the agreement governing their pool of Aframax tankers to extend the minimum term of the pool to three years for the purpose of enabling third party vessels to join the pool and thereby enhance pool efficiencies and earnings. The Corporation's pool with PDV Marina has supplemented base Venezuelan cargoes with complementary contracts of affreightment and backhauls, and has developed other commercial relationships so as to maximize the revenues of pool vessels. In addition, management has pursued a number of other commercial initiatives with the aim of enhancing the Corporation's profitability.

The Committee noted that management has achieved significant progress in 2001 toward its goal of renewing the Corporation's VLCC and Aframax fleets, consistent with the Corporation's policy of maintaining a conservative debt level and maximizing financial flexibility. During 2001, the Corporation expanded and continued to implement the largest fleet renewal program in its history. The $800 million program now encompasses 21 vessels, with four VLCC and three Aframax newbuildings remaining on order. This program includes the joint ventures the Corporation formed in 2001 with two leading tanker owners who are members of the Tankers pool, to acquire a total of seven modern VLCCs and newbuildings all of which have been or, upon delivery, will be entered in the Tankers pool. This program ensures that the Corporation will continue to have one of the most modern fleets in the industry. During 2001, the Corporation concluded three year time charters for the Corporation's two U.S. flag product carriers at favorable rates, adding additional core earnings to the Corporation's base of time charter business. The Corporation's capitalization ratio has declined even as the Corporation has made investments in newbuildings and joint ventures of more than $292 million in the last two years. At year end, the Corporation's liquidity adjusted debt to capital ratio stood at 42.6% compared with 48.4% at the end of 1999. In December 2001, the Corporation successfully concluded an additional new $350 million, five year, unsecured revolving credit facility on very attractive terms.

While the Committee took the foregoing accomplishments into account, the Committee's compensation determinations for the Corporation's executive officers are to some extent subjective and are not arrived at by application of any specific formula. The Committee also takes into account an executive's length of service and particular contributions over the executive's entire career with the Corporation. While the Committee considers many aspects of an individual's performance, it does not give particular weight to or quantify any one or more performance factors.

Mr. Hyman's compensation reflects his leadership of the Corporation and his active participation in establishing and building upon the Corporation's key commercial alliances. In his capacity as Chairman and Chief Executive Officer of the Corporation, Mr. Hyman spearheaded the successful effort to restructure operations and materially reduce overhead and costs of operations, a significant contributing factor in the Corporation's record earnings performance in 2001. Mr. Hyman has served as Tankers' Chairman for the past year and has played a key leadership role in the development and success of the Tankers pool. The Tankers pool is a central element of the Corporation's strategy to enhance vessel returns through improved efficiencies inherent in the coordinated commercial operation of larger numbers of vessels in key tanker segments. Mr. Hyman's compensation also reflects his many contributions as a key member of management since the Corporation was founded in 1969. To a large extent Mr. Hyman's compensation reflects an assessment of his performance based upon the subjective judgment of the Committee. In light of his contribution to the growth and success of the Corporation, and his service as its President for 31 years, the Committee believes his compensation is appropriate and reasonable.

Pursuant to Section 162(m) of the Code, compensation exceeding $1 million paid to the Corporation's executive officers may not be deducted by the Corporation unless such compensation is performance based and paid pursuant to criteria approved by the stockholders. The Committee considered the provisions of Section 162(m) in setting 2001 compensation paid to the Chairman and President of the Corporation.

The Committee believes that the interests of stockholders are best served by granting stock options to all employees and thereby giving them the opportunity to participate in appreciation in the Corporation's stock over an extended period. In this way, the profitability and value of the Corporation is enhanced for the benefit of stockholders by enabling the Corporation to offer employees stock based incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the stockholders. The Corporation's 1998 Stock Option Plan, approved by the stockholders, is administered by the 1998 Stock Option Plan Committee composed of two non-employee directors of the Corporation: Oudi Recanati and Charles A. Fribourg. The 1998 Stock Option Plan Committee determines the persons to whom stock options will be granted under the Plan and allocates the amounts to be granted to such persons. No stock options were granted to the Named Executive Officers in fiscal 2001. There were 610,000 and 500,000 stock options granted to the Named Executive Officers in fiscal 2000 and 1999, respectively. These options vest in three equal annual installments beginning one year after the date of option grant.

Submitted by the Executive Compensation Committee and the 1998 Stock Option Plan Committee of the Board of Directors:

Executive	1998 Stock Option
Compensation Committee	Plan Committee

Oudi Recanati	Oudi Recanati
Charles A. Fribourg	Charles A. Fribourg

COMMITTEES AND MEETINGS

The Board of Directors has established various committees to assist it in discharging its responsibilities, including an Executive Compensation Committee and an Audit Committee. The Executive Compensation Committee reviews and determines the compensation of the Corporation's executives; it consists of Messrs. Oudi Recanati and Charles A. Fribourg and held three meetings during 2001. The Audit Committee recommends to the Board each year the independent auditors to be selected by the Corporation, reviews the planned scope and the results of each year's audit, reviews any recommendations the auditors may make with respect to the Corporation's internal controls and procedures and oversees the responses made to any such recommendations; the Committee consists of Messrs. Zimmerman, Frost and (effective June 5, 2001) Picket. The Audit Committee met twice during 2001. The Corporation does not have a nominating or similar committee.

The Corporation's Board of Directors held four meetings during 2001. Members of the Board are frequently consulted by management throughout the year, and the Corporation does not consider percentage attendance information in itself to be a meaningful indication of the quality or importance of a director's contribution to the Board. Each director attended at least 75% of the total number of meetings of the Board and committees of which he was a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Corporation's directors, executive officers and any persons holding more than 10 percent of the Corporation's Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the SEC. Based on material provided to the Corporation, all such reports were filed on a timely basis in 2001.

INFORMATION AS TO STOCK OWNERSHIP

Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see "Election of Directors"), that are known by the Corporation to have been "beneficial owners" (as defined in regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's Common Stock, as reported to the Corporation and the SEC.

Name and Address	Number of Shares Beneficially Owned	Percent of Class as of December 31, 2001

Mrs. Diane Recanati (1) (2) 511 Fifth Avenue New York, New York	3,957,247	11.5%*

Mr. Leon Recanati (1) (3) The Triangle Tower 3 Azrieli Center Tel Aviv, Israel	5,676,550	16.5%*

Mrs. Yudith Yovel Recanati (1) (4) 64 Kaplan Street Herzliya, Israel	4,651,730	13.5%*

OSG Holdings (1) (5) 511 Fifth Avenue New York, New York	2,986,416	8.7%

Archer-Daniels-Midland Company (6) (10) 4666 Faries Parkway Decatur, Illinois	5,674,800	16.5%

Dimensional Fund Advisors Inc. (7) (10) 1299 Ocean Avenue, 11th Floor Santa Monica, California	2,457,600	7.1%

Franklin Resources, Inc. (8) (10) One Franklin Parkway San Mateo, California	1,747,000	5.1%

Fribourg Grandchildren Family L.P. (9) (10) 277 Park Avenue New York, New York	2,823,241	8.2%

   * Messrs. Oudi Recanati, Ariel Recanati and Leon Recanati and Mrs. Diane Recanati and Mrs. Yudith Yovel Recanati all share the power to vote 3,744,747 shares subject to a stockholders agreement dated as of November 24, 1999 among members of the Recanati family (the "Stockholders Agreement"). All of these persons also share the power to vote and dispose of the 205,000 shares owned by the Recanati Foundation. All of the shares that are subject to the Stockholders Agreement or owned by the Recanati Foundation are listed as beneficially owned by each of the foregoing persons under "Election of Directors" or in this table and are included in calculating such person's ownership percentage.

(1) Mrs. Diane Recanati is the mother of Mr. Oudi Recanati, a director of the Corporation, and the aunt of Mr. Ariel Recanati, a director of the Corporation, and Mr. Leon Recanati and Mrs. Yudith Yovel Recanati, who are brother and sister.

(2) Includes 3,744,747 shares subject to the Stockholders Agreement as to which she may be deemed to share the power to vote (she shares the power to dispose of only 3,219,778 of these shares). Mrs. Recanati has the sole power to dispose of the remaining 524,969 shares. Also includes 7,500 shares held by a trust for the benefit of Mrs. Recanati, which she may be deemed to share the power to vote and dispose of by virtue of her position as a trustee, and 205,000 shares held by the Recanati Foundation, which Mrs. Recanati may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(3) Includes 3,744,747 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote (he shares the power to dispose of only 3,219,778 of these shares); 1,726,803 shares which he may be deemed to share the power to vote and dispose of by virtue of his interest in, and positions with, Recanati family companies; and 205,000 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(4) Includes 3,744,747 shares subject to the Stockholders Agreement, as to which she may be deemed to share the power to vote (she shares the power to dispose of only 3,219,778 of these shares); 701,803 shares which she may be deemed to share the power to vote and dispose of by virtue of her interest in Recanati family companies; and 205,000 shares which she may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation. She holds 180 shares directly.

(5) OSG Holdings is a partnership whose principal partners on April 16, 2002 were members of the family of the late Hermann Merkin (the father of Mr. Solomon N. Merkin, a director of the Corporation) whose address is 910 Sylvan Avenue, Englewood Cliffs, New Jersey; EST Associates L.P., a limited partnership whose address is 275 Madison Avenue, Suite 902, New York, New York; Mr. Oudi Recanati, a director of the Corporation, whose address is Quai de L'ile 3, CH-1204, Geneva, Switzerland and Mrs. Diane Recanati. The percentage interest in OSG Holdings of these partners is: members of the family of the late Hermann Merkin, 37.34% (the Estate of Hermann Merkin owns 72,196 shares directly); EST Associates L.P., 36.68% (EST Associates L.P. owns 57,000 shares directly; Ms. Vivian Ostrovsky, 4 Avenue de Montespan, Paris France, is the general partner in EST Associates L.P. and may therefore be deemed the beneficial owner of all the shares owned directly by EST Associates L.P.); and Mr. Oudi Recanati and Mrs. Diane Recanati, who each have a 12.5% partnership interest in OSG Holdings. Additional information about Mr. Oudi Recanati's beneficial ownership of shares can be found under "Election of Directors" and additional information about Mrs. Diane Recanati's beneficial ownership of shares can be found in note 2 above.

(6) Archer-Daniels-Midland Company has reported that it acquired these shares for investment purposes and that it has sole power to vote and dispose of them.

(7) As of December 31, 2001, Dimensional Fund Advisors Inc. has the sole power to vote and dispose of these shares which are owned by investment vehicles as to which Dimensional Fund Advisors Inc. provides investment advice or acts as investment manager.

(8) As of December 31, 2001, Franklin Resources, Inc. has the sole power to vote and dispose of these shares which are owned by investment companies or other managed accounts which are advised by investment advisory subsidiaries of Franklin Resources, Inc.

(9) Mrs. Mary Ann Fribourg and Messrs. Paul Fribourg and Morton Sosland, as trustees under various trusts, share the power to vote and direct the disposition of these shares. Mrs. Fribourg is the mother, and Mr. Paul Fribourg is a brother, of Mr. Charles A. Fribourg, a director of the Corporation.

(10) According to filings with the SEC, these shares were not acquired for the purpose of or having the effect of changing or influencing control of the Corporation nor in connection with or as a participant in any transaction having such purpose or effect.

SELECTION OF AUDITORS

On recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the year 2002 subject to the approval of the stockholders at the annual meeting. If the appointment is not approved by the stockholders, the selection of independent auditors will be reconsidered by the Board of Directors.

Ernst & Young LLP is a well known and well qualified firm of public accountants which (including its predecessors) has served as auditors of the Corporation since the Corporation was organized in 1969. Representatives of Ernst & Young LLP will attend the annual meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

Audit Fees. Audit fees incurred by the Corporation to Ernst & Young LLP for professional services rendered for the audit of the Corporation's annual financial statements for the year ended December 31, 2001 and the review of the financial statements included in the Corporation's Forms 10-Q for that year were $380,000.

Financial Information Systems Design and Implementation Fees. During 2001, no services were performed by, or fees incurred to, Ernst & Young LLP with regard to financial information systems design and implementation projects.

All Other Fees. The aggregate fees billed for services rendered to the Corporation by Ernst & Young LLP for 2001, other than the services described above, were $675,613, consisting of $108,500 of fees for audit related services and $567,113 of fees for income tax related services.

The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining Ernst & Young LLP's independence.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2002. If the accompanying proxy is signed and returned without specifying how it is to be voted, the proxy will be voted for the ratification of the appointment of Ernst & Young LLP.

AUDIT COMMITTEE REPORT

The Audit Committee of the Corporation's Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of the Corporation's independent auditors.

Management has primary responsibility for the Corporation's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Corporation. The independent auditors are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and the independent auditors concerning the quality of the accounting principles, the reasonableness of significant judgments and the adequacy of disclosures in the financial statements. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Corporation's independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and the Audit Committee discussed with the independent auditors their independence and considered the compatibility of nonaudit services with the auditors' independence.

Based upon the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

In accordance with the rules of the SEC, this Audit Committee report does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

Audit Committee:

Michael J. Zimmerman, Chairman
William L. Frost
Joel I. Picket

PROPOSALS FOR 2003 MEETING

Any proposals of stockholders that are intended to be presented at the Corporation's 2003 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices no later than December 31, 2002, and must comply with all other applicable legal requirements, in order to be included in the Corporation's proxy statement and form of proxy for that meeting.

A stockholder who intends to submit a proposal for the Corporation's 2003 Annual Meeting that the stockholder does not intend to request be included in the Corporation's 2003 Proxy Statement in accordance with SEC rules must give notice to the Corporation prior to March 18, 2003. If the stockholder does not provide the Corporation with timely notice of such a proposal, the persons designated as management proxies on the Corporation's proxy card may exercise their discretionary authority to vote on that proposal. If the stockholder does provide the Corporation with timely notice of such a proposal, depending upon the circumstances, management proxies may not be able to exercise their discretionary authority to vote on the proposal.

GENERAL INFORMATION

The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors and for the ratification of the appointment of Ernst & Young LLP as auditors. Under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining the number of votes cast.

The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or telegraph but will not receive additional compensation for doing so.

The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 2001 has been mailed to stockholders. The Annual Report does not form part of this Proxy Statement.

By order of the Board of Directors,
ROBERT N. COWEN
Senior Vice President,
Chief Operating Officer
& Secretary

New York, N.Y.
April 30, 2002

OVERSEAS SHIPHOLDING GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 5, 2002

The undersigned hereby appoints MORTON P. HYMAN and SOLOMON N. MERKIN, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at J.P. Morgan Chase & Co., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on June 5, 2002, at 2:30 o'clock P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

(Continued, and To Be Signed and Dated on Reverse Side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.	Please mark your vote as indicated in this example	☒
(1) Election of Directors:		Nominees:

Oudi Recanati, Morton P. Hyman, Robert N. Cowen, Ariel Recanati, Alan R. Batkin, Charles A. Fribourg, William L. Frost, Stanley Komaroff, Solomon N. Merkin, Joel I. Picket and Michael J. Zimmerman. (To withhold authority to vote for any individual Nominee, print that Nominee's name on the following line:)

For all Nominees (except as withheld in the space provided below) ☐	Withhold Authority to Vote for all Nominees ☐

(2) Ratification of the appointment of Ernst & Young LLP as independent auditors for the year 2002:
FOR	AGAINST	ABSTAIN
☐	☐	☐
Please sign exactly as name (or names) appears at the left. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title. DATE: , 2002

Signature or Signatures

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD